Exhibit 10.14(cc)

RESTRICTED STOCK AGREEMENT

NABORS INDUSTRIES, INC.

This Restricted Stock Grant (“Restricted Stock Grant”) between Nabors Industries, Inc. (“NII”), acting on behalf of Nabors Industries Ltd. (“NIL” or the “Company”), and Miguel A. Rodriguez  (“Grantee”), an Eligible Recipient, contains the terms and conditions under which the Compensation Committee of the Board (the “Committee”), has awarded to Grantee, effective as of January 1, 2026 (the “Date of Grant”) and pursuant to the Amended and Restated Nabors Industries Ltd. 2016 Stock Plan (“2016 Plan”), certain restricted Common Shares of the Company to incentivize Grantee to contribute to the success of the Company.  The applicable terms of the 2016 Plan are incorporated in this Restricted Stock Grant by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the 2016 Plan.

RESTRICTED STOCK GRANT

In accordance with the terms of the 2016 Plan, the Committee has made this Restricted Stock Grant and concurrently has issued or transferred to Grantee Common Shares upon the following terms and conditions:

SECTION 1.  Number of Shares.  The number of shares awarded under this Restricted Stock Grant is _________ (the “Award”).

SECTION 2.  Rights of Grantee as Shareholder.  Grantee, as the owner of the Common Shares issued or transferred pursuant to this Restricted Stock Grant, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject, however, to the restrictions stated in this Restricted Stock Grant.  If Grantee receives any additional shares by reason of being the holder of the Common Shares issued or transferred under this Restricted Stock Grant or of the additional shares previously distributed to Grantee, all of the additional shares shall be subject to the provisions of this Restricted Stock Grant.  Initially, the Common Shares will be held in an account maintained with the processor under the 2016 Plan (the “Account”).  At the discretion of NIL, NIL may provide Grantee with a certificate for the shares, which would bear a legend as described in Section 5.

SECTION 3.  Restriction Period.  The period of restriction (“Restriction Period”) for the Common Shares issued under this Restricted Stock Grant (the “Restricted Shares”) shall commence on the Date of Grant and shall lapse, if at all, as follows:

(a) The Committee, in its sole discretion, has established target Performance Goals based on the Company’s Total Shareholder Return (“TSR Targets”), which will be measured over a three-fiscal-year performance cycle commencing on January 1, 2026 and ending on December 31, 2028 (such period, the “Performance Cycle”). Total Shareholder Return (“TSR”) is the

percentage increase in the value of shares over the Performance Cycle, based on the average closing share price for the thirty (30) consecutive business days prior to the start of the Performance Cycle and the average closing share price for the last thirty (30) consecutive business days in the Performance Cycle.  The increase is calculated as the sum of (i) the change in share price and (ii) the value of dividends declared during the Performance Cycle, assuming such dividends are reinvested in additional shares as of the date they are declared. The Company’s TSR will be compared to the TSR of a peer group (the “Peer Group”) comprised of those companies set forth on Exhibit A attached hereto and made a part hereof, to determine relative TSR (“RTSR”). The Peer Group may be adjusted by the Committee from time to time during or at the conclusion of the Performance Cycle, in its sole discretion after consultation with Grantee, in the event any of the companies in the Peer Group cease to be publicly traded or in response to a merger, consolidation or divestiture activity amongst companies, available public reporting or other events actually or potentially affecting the composition of the Peer Group.

(b) Restrictions will lapse based upon TSR relative to the Peer Group, pursuant to the schedule on Exhibit B; provided, however, that if the Company’s TSR for the Performance Cycle is negative, then the restrictions shall not lapse as to more than 50% of the Award.  The Committee shall have sole discretion to determine which RTSR level has been achieved (if any) and whether the restrictions shall lapse on any or all of the Restricted Shares. The Committee’s determinations pursuant to the exercise of discretion with respect to all matters described in this paragraph shall be final and binding on Grantee. The Committee shall make this determination not later than sixty (60) days following the end of the Performance Cycle or as soon as administratively practicable thereafter, with any lapses to occur as of the date of determination (the “TSR Vesting Date”).

(c)  If, as of the TSR Vesting Date, the Committee determines that restrictions shall lapse for less than one hundred percent (100%) of the Restricted Shares, neither Grantee nor any of his heirs, beneficiaries, executors, administrators or other personal representatives shall have any further rights whatsoever in or with respect to any of the remaining Restricted Shares and all such shares shall be forfeited to NIL without consideration.

(d) In the event of a Change in Control of NIL (as defined in the Executive Severance Agreement by and between NIL, NII and the Grantee, effective as of October 1, 2025, as may be amended from time to time (the “Severance Agreement”)), where an acquirer assumes or exchanges the Award for an equivalent replacement award of the acquirer on substantially the same terms and conditions, or where the Award otherwise continues in accordance with its existing terms and conditions in connection with such Change in Control, then the Award shall not automatically accelerate upon such Change in Control.

In the event of a Change in Control of NIL, where an acquirer assumes or exchanges the Award for an equivalent replacement award of the acquirer on substantially the same terms and conditions, or where the Award otherwise continues in accordance with its existing terms and conditions in connection with such Change in Control, and Grantee’s employment is terminated by the Company (or an acquirer) without Cause (other than due to Grantee’s death or Disability) or by Grantee for Good Reason, in each such case, during the CIC Protection Period (as defined in the Severance Agreement), then all Restricted Shares subject to the Award (or its applicable replacement award) for which the Performance Cycle has ended shall be earned pursuant to the schedule on Exhibit B and become vested as of the date of the termination if the Grantee remains continuously employed by NIL and/or NII from the Date of Grant through the date of such Change in Control; or if such

Change in Control of NIL occurs prior to the end of the Performance Cycle, the Award (or its applicable replacement award) shall be deemed to be earned at an amount equal one hundred percent (100%) of the Restricted Shares subject to the Award and shall become vested as of the termination date.

(e) In the event of termination of Grantee’s employment by reason of Disability (as defined in the Severance Agreement) or death, fifty percent (50%) of the unvested Restricted Shares held by Grantee or his designated beneficiary (as applicable) shall become vested immediately.

(f) In the event of termination of Grantee’s employment either by Grantee for Good Reason, or by the Company without Cause (each as defined in the Severance Agreement), fifty percent (50%) of the unvested Restricted Shares held by Grantee shall become vested immediately.

(g) Anything herein notwithstanding, in the event of the termination of Grantee’s employment by the Company for Cause or by Grantee other than for Good Reason (each as contemplated in the Severance Agreement), Grantee shall forfeit any Restricted Shares to the extent the restrictions on those shares have not lapsed as of the date the Executive’s employment is terminated.

(h) Upon the release of the Restricted Shares from the restrictions, the Restricted Shares held by Grantee or his designated beneficiary (as applicable) shall be distributed to Grantee or his designated beneficiary (as applicable). No fractional Common Shares will be issued. If the calculation of the number of Common Shares to be issued results in fractional shares, then the number of Common Shares will be rounded up to the nearest whole Common Share.

SECTION 4.  Terms and Conditions.  The Award is subject to the following terms and conditions:

(a)The Award made to Grantee shall be for the benefit of Grantee, his heirs, devisees, legatees or assigns at any time.

(b)Except as otherwise expressly provided herein, this Restricted Stock Grant is subject to, and NII and Grantee agree to be bound by, all the terms and conditions of the 2016 Plan, as the same may have been amended from time to time in accordance with its terms.  Pursuant to the 2016 Plan, the Board or the Committee is vested with conclusive authority to interpret and construe the 2016 Plan and this Restricted Stock Grant, and is authorized to adopt rules and regulations for carrying out the 2016 Plan.  Further, the parties reserve the right to clarify or amend this Restricted Stock Grant on mutually acceptable terms in any manner which would have been permitted under the 2016 Plan as of the Date of Grant.

(c)During the Restriction Period, the Grantee must not, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of any unvested portion of this Award.  Any attempted sale, assignment, transfer, pledge or other disposition of any unvested portion of this Award, whether voluntary or involuntary, shall be ineffective and NIL (i) shall not be required to transfer the Common Shares, (ii) may impound any certificates for the Common Shares or otherwise restrict the Grantee’s Account and (iii) shall hold the certificates until the expiration of the Restriction Period.

(d)Notwithstanding any other provision of this Award, if the Board or the Committee, prior to or following the date the Grantee ceases for any reason whatsoever to be an employee of the Subsidiary (or any other subsidiary of NIL), and after full consideration of the facts, find by majority vote that the Grantee has engaged in fraud, embezzlement, theft, commission of a felony, dishonesty, or any other conduct inimical to NIL, NII, the Subsidiary or any other subsidiary of NIL, the Grantee shall forfeit this entire Award, whether or not vested and shall return to the Company any proceeds from the sale of Common Shares granted hereunder.  The decision of the Board or the Committee shall be final.

(e)During the term of employment and for a period of one year following the Grantee’s Termination with the Subsidiary (or any other subsidiary of NIL), the Grantee agrees that he or she will not (i) individually or on behalf of his or her employer or any other person or entity, directly or indirectly, solicit, divert, or recruit any employee or officer of NIL, NII, the Subsidiary or any of the affiliated companies, or induce any employee of NIL, NII, the Subsidiary or any of the affiliated companies, to terminate his or her employment, or (ii) directly or indirectly, as an employee, consultant, principal, agent, trustee or otherwise engage in any business through a corporation, partnership or other entity that competes directly with any business that is conducted by NIL, NII, the Subsidiary or any of the affiliated companies (the “Competing Business”) and that (x) the Grantee was directly or indirectly engaged in on behalf of NIL, NII, the Subsidiary or any affiliated company or (y) the Grantee obtained confidential information regarding during the course of his or her employment (the “Restricted Business”).

(f)Additionally, for a period of one year following the Grantee’s Termination with the Subsidiary (or any other subsidiary of NIL), the Grantee will not directly or indirectly solicit service or accept competing business from customers of NIL, NII, the Subsidiary or any of the affiliated companies with whom the Grantee, within the previous year, (i) had or made contact, or (ii) had access to confidential information regarding.

The restrictions in this Section 4(f) are further limited geographically to the following areas or locations where a Competing Business operates in the Restricted Business: any country in which NIL, the Subsidiary or any Affiliates or other subsidiaries of NIL engage in the Restricted Business.

Without limiting the remedies to which NIL, NII, the Subsidiary or any affiliated company may be entitled, if the Board or the Committee, prior to or following the date the Grantee ceases, for any reason whatsoever, to be an employee of the Subsidiary (or any other subsidiary of NIL) and after full consideration of the facts, find by majority vote that the Grantee has engaged in any of the activities mentioned in this Section 4(f), the Grantee shall forfeit any unvested portion of this Award.  The decision of the Board or the Committee shall be final.

As used herein, “affiliated companies” means any entity which now or in the future directly controls, is controlled by, or is under common control with NIL, where “control” in relation to NIL means the direct or indirect ownership of at least 50% of the voting securities or shares.

The Company has attempted to place the most reasonable limitations on the Grantee’s subsequent employment opportunities consistent with the protection of the Company’s valuable trade secrets, business interests and goodwill.  In order to accommodate the Grantee in obtaining subsequent employment, NIL may, in its discretion, grant a waiver of one or more of the restrictions on subsequent employment contained in this Section 4(f).  A request for waiver shall be in writing and must be received by NIL at least 45 days before the proposed starting date of the employment for which the Grantee is seeking a waiver.  The request must include the full name and address of the organization with which the Grantee is seeking employment;  the department or area in which the Grantee proposes to work; the position or job title to be held by the Grantee; and a complete description of the duties the Grantee expects to perform for such employer.  If NIL decides to grant a waiver (which decision shall be solely within NIL’s discretion), the waiver may be subject to such restrictions or conditions as NIL may impose.

(g)By accepting this Award and the issuance and delivery of the Common Shares pursuant to this Award, the Grantee acknowledges that NIL does not have an adequate remedy in damages for the breach by the Grantee of the conditions and covenants set forth in this Award and agrees that NIL is entitled to and may obtain an order or a decree of specific performance against the Grantee issued by any court or arbitrator having jurisdiction.

SECTION 5.  Legend on Certificates.  Any certificate evidencing ownership of Common Shares issued or transferred pursuant to this Restricted Stock Grant that is delivered during the Restriction Period shall bear the following legend on the back side of the certificate:

These shares have been issued or transferred subject to a Restricted Stock Grant and are subject to certain restrictions as more particularly set forth in a Restricted Stock Grant Agreement, a copy of which is on file with Nabors Corporate Services, Inc.

At the discretion of NIL, NIL may hold the Common Shares issued or transferred pursuant to this Restricted Stock Grant in an Account as described in Section 2, otherwise hold them in escrow during the Restriction Period, or issue a certificate to Grantee bearing the legend set forth above.

SECTION 6.  Section 83(b) Election.  If Grantee makes an election pursuant to Section 83(b) of the Internal Revenue Code, Grantee shall promptly (but in no event after thirty (30) days from the Date of Grant) file a copy of such election with NIL, and cash payment for taxes shall be made at the time of such election.

SECTION 7.  Withholding Tax.  Before NIL removes restrictions on transfer from the Account or delivers a certificate for Common Shares issued or transferred pursuant to this Restricted Stock Grant that bears no legend or otherwise delivering shares free from restriction, Grantee shall be required to pay to NIL or to NII the amount of federal, state or local taxes, if any, required by law to be withheld (“Withholding Obligation”).  Subject to any Company policy in effect from time to time, NIL will withhold the number of shares required to satisfy any Withholding Obligation, and provide to Grantee a net balance of shares (“Net Shares”) unless NIL receives notice not less than five (5) days before any Withholding Obligation arises that Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit.  Notwithstanding any such notice, if Grantee has not delivered funds within fifteen (15) days after the Withholding Obligation arises, NIL may elect to deliver Net Shares.

SECTION 8.  Notices and Payments.  Any notice to be given by Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to Grantee from time to time.  Any notice or communication by NIL or NII to Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given if sent to Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by Grantee.

SECTION 9.  Waiver.  The waiver by NIL of any provision of this Restricted Stock Grant shall not operate as, or be construed to be, a waiver of the same or any other provision of this Restricted Stock Grant at any subsequent time for any other purpose.

SECTION 10.  Governing Law & Severability.  The Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  If any provision of this Restricted Stock Grant should be held invalid, the remainder of this Restricted Stock Grant shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.

SECTION 11.  Insider Trading/Market Abuse Laws. Grantee acknowledges that Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions,

including the United States and Grantee’s country (if different), which may affect Grantee’s ability to acquire or sell Common Shares or ability to otherwise receive Common Shares pursuant to an award under the Plan during such times as Grantee is considered to have “material non-public information” or other “inside information” regarding the Company or any of its affiliates. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee acknowledges that it is Grantee’s responsibility to be informed of and compliant with such regulations, and should consult Grantee’s personal advisor regarding such matters.

SECTION 12.  Entire Agreement.  This Restricted Stock Grant, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties; provided, however, that the terms of this Restricted Stock Grant shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or one of its affiliates) and Grantee in effect as of the date a determination is to be made under this Restricted Stock Grant.

IN WITNESS WHEREOF, the parties hereto have duly executed this Restricted Stock Grant as of the day and year first written above.

NABORS INDUSTRIES, INC.

By:________________________

NABORS INDUSTRIES LTD.

By:________________________

GRANTEE

MIGUEL A. RODRIGUEZ

Exhibit A

The 2026 Performance Peer Group shall be as follows:

● Oceaneering International, Inc.	● Patterson-UTI Energy, Inc.
● TechnipFMC plc	● Liberty Energy Inc.
● Halliburton Company	● Transocean Ltd.
● Helmerich & Payne, Inc.	● Weatherford International plc
● NOV Inc. ● Flowserve Corporation ● Valaris Limited	● Expro Group Holdings N.V. ● Precision Drilling Corporation ● Noble Corporation plc

Exhibit B

AWARD PAYOUT LEVEL	TSR RELATIVE TO THE PEER GROUP AT END OF PERFORMANCE CYCLE	PERCENTAGE OF MAXIMUM SHARES EARNED(1)
Maximum	85th Percentile or greater	100%
Target	50th Percentile	50%
Threshold	25th Percentile	25%
No Payout	Below 25th Percentile	0%

(1)	Calculation of awards for performance levels between threshold and target or target and maximum are calculated using straight-line interpolation.